RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          LONGFOOT COMMUNICATIONS CORP.


         The undersigned, Arthur Lyons and Jack Brehm, do hereby certify that:

         1. They are the duly elected Chief Executive Officer and Secretary, respectively, of Longfoot Communications, Corp., a Delaware corporation (the "Corporation"), originally incorporated on July 21, 2004 in the State of Delaware. This Restated Certificate of Incorporation restates, integrates and also further amends the Corporation's certificate of incorporation as heretofore amended or supplemented.

         2. This Restated Certificate of Incorporation has been duly approved by the board of directors and stockholders of the Corporation pursuant to Sections 242 and 245 of the Delaware General Corporation Law.

         3. The text of the certificate of incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

                  FIRST:   The  name  of this  Corporation  shall  be:  LONGFOOT
COMMUNICATIONS CORP.

                  SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

                  THIRD:   The purpose or purposes of the corporation  shall be:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The Corporation is authorized to issue two classes of shares, to be designated common stock and preferred stock, respectively. The number of shares of common stock authorized to be issued is 20,000,000 shares of $.001 par value and the number of preferred shares authorized to be issued is 1,000,000 shares of $.001 par value. The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Restated Certificate, to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

                           (a)      The  number  of  shares   constituting  that
series and the distinctive designation of that series;










                                                                   Exhibit 3.1.2

                           (b)      The  dividend  rate  on the  shares  of that
series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                           (c)      Whether   that  series   shall  have  voting
rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights and the number of votes per share of such series;

                           (d)      Whether  that series  shall have  conversion
privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

                           (e)      Whether  or not the  shares  of that  series
shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                           (f)      Whether  that  series  shall  have a sinking
fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                           (g)      The rights of the  shares of that  series in
the event of voluntary or involuntary liquidation, dissolution or winding up the corporation, and the relative rights of priority, if any, of payment of shares of that series;

                           (h)      Any other relative  rights,  preferences and
limitations of that series.

                  FIFTH:   The  name  and  address  of  the  incorporator  is as
follows: Arthur Lyons, 914 Westwood Blvd., Suite 809, Los Angeles, CA 90024.

                  SIXTH:   The Board of Directors shall have the power to adopt,
amend or repeal the by-laws.

                  SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the











                                                                   Exhibit 3.1.2
liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.


         IN  WITNESS   WHEREOF,   the   Corporation  has  caused  this  Restated
Certificate of Incorporation to be signed by its duly authorized officer and the forgoing facts stated herein are true and correct.

Dated:  November 8, 2005


                          LONGFOOT COMMUNICATIONS CORP.


                              By:   /s/ ARTHUR LYONS
                                 ----------------------------------------
                                    Arthur Lyons, Chief Executive Officer


                              By:   /s/ JACK BREHM
                                 ----------------------------------------
                              Jack Brehm, Secretary




































                                                                   Exhibit 3.1.2